AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 6, 2005	REGISTRATION NO. 333-__________

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON DC 20549

FORM S-8 REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

 MILLER INDUSTRIES, INC.
(Exact Name of Registrant as Specified in Its Charter)

Tennessee (State or Other Jurisdiction of Incorporation or Organization)	8503 Hilltop Drive Ooltewah, Tennessee 37363 (678) 987-1700 (Address of Principal Executive Offices)	62-1566286 (I.R.S. Employer Identification number)
NON-EMPLOYEE DIRECTOR STOCK PLAN (Full Title of the Plan)
Frank Madonia, Esq. Vice President, Secretary and General Counsel 8503 Hilltop Drive Ooltewah, Tennessee 37363 (423) 238-4171 (Name, Address and Telephone Number of Agent for Service)
Copies To:
David A. Stockton, Esq. Kilpatrick Stockton LLP 1100 Peachtree Street, Suite 2800 Atlanta, Georgia 30309 (404) 815-6500

CALCULATION OF REGISTRATION FEE
Title of Each Class Of Securities To Be Registered	Amount To Be Registered (1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount Of Registration Fee(2)
Common Stock	23,886	$3.14	$75,000	$8.85
Common Stock	10,080	$7.44	$75,000	$8.85
Common Stock	6,672	$11.24	$75,000	$8.85
Common Stock	50,000	$12.18	$609,000	$71.68

(1)
In addition, pursuant to Rule 416 of the Securities Act of 1933, this Registration Statement also relates to such indeterminate number of additional shares of Common Stock of the Registrant as may be issuable in the event of a stock split, stock dividend or similar transaction.

(2)
Determined in accordance with Rule 457(h) of the Securities Act of 1933. The proposed maximum aggregate offering price and amount of registration fee for the first 23,886 shares being registered hereunder are based on $3.14, the closing price per share of the Common Stock on the New York Stock Exchange (“NYSE”) as of February 18, 2003, the date the Plan was approved by the Registrant’s Board of Directors and the date such shares were granted. The proposed maximum aggregate offering price and amount of registration fee for the next 10,080 shares being registered hereunder are based on $7.44, the closing price per share of the Common Stock on the NYSE as of January 2, 2004, the first trading day of the calendar year with respect to which such shares were granted. The proposed maximum aggregate offering price of the next 6,672 shares being registered hereunder are based on $11.24, the closing price per share of the Common Stock on the NYSE as of January 3, 2005, the first trading day of the calendar year with respect to which such shares were granted. The proposed maximum aggregate offering price of the additional 50,000 shares being registered hereunder are based on $12.18, the average of the high and low prices per share of the Common Stock on the NYSE on May 5, 2005.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 will be sent or given to participants in the Registrant’s Non-Employee Director Stock Plan as specified by Rule 428(b)(1) promulgated under the Securities Act of 1933, as amended (the “Securities Act”). Such documents and the documents incorporated by reference herein pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933, as amended.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

The following reports have been filed with the Securities and Exchange Commission (the “Commission”) by the Registrant and are incorporated herein by reference, to the extent not superseded by reports or other information subsequently filed or furnished:

•	the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2004, filed with the Commission on March 14, 2005;

•	Amendment No. 1 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2004, filed with the Commission on May 2, 2005;

•	all other reports filed with the Commission by the Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since December 31, 2004; and

•
the description of the Registrant’s Common Stock set forth in its Registration Statement filed under Section 12 of the Securities Exchange Act on Form 8-A, file number 34-14124, including any amendment or report filed with the Commission for the purpose of updating such description.

In addition, all of the Registrant’s reports filed with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to filing a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such reports.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is or deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.    Description of Securities.

Not applicable.

Item 5.    Interests of Named Experts and Counsel.

None.

Item 6.    Indemnification of Directors and Officers.

The Tennessee Business Corporation Act (the “TBCA”) authorizes corporations to limit or eliminate the personal liability of directors to corporations and their shareholders for monetary damages for breaches of certain of the directors’ fiduciary duties. In general, the duty of care requires that a director exercise his judgment in good faith on an informed basis, and in a manner he reasonably believes to be in the best interests of the corporation. Absent the limitations now authorized by the TBCA, directors are accountable to corporations and their shareholders for monetary damages only for conduct constituting gross negligence in the exercise of their duty of care. Although the statute does not change the directors’ duty of care, it enables corporations to limit available relief to equitable remedies such as injunction or rescission.

The Registrant’s charter limits the liability of the Registrant’s directors (in their capacity as directors but not in their capacity as officers) to the Registrant and its shareholders to the fullest extent permitted by the laws of the State of Tennessee, as so amended. Specifically, a director will not be personally liable to the Registrant or its shareholders for monetary damages for breach of such director fiduciary duty as a director, except for liability for (1) any breach of the director’s duty of loyalty, (2) any acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) unlawful distributions, or (4) receipt of an improper personal benefit. The Registrant’s charter provides that if the TBCA is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of the Registrant’s directors will be eliminated or limited to the fullest extent permitted by the law, as so amended.

The inclusion of this provision in the Registrant’s charter may have the effect of reducing the likelihood of derivative litigation against directors and may discourage or deter shareholders or management from bringing a lawsuit against directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefited the Registrant and its shareholders.

In addition, the Registrant carries insurance on behalf of directors and officers that may cover liabilities under the Securities Act.

Insofar as indemnification for liabilities, arising under the Securities Act of 1933 may be permitted to the Registrant’s directors, officers and shareholders pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unforceable.

Item 7.    Exemption from Registration Claimed.

Not applicable.

Item 8.    Exhibits.

Exhibit No.	Description
4.1	Charter, as amended, of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Annual Report on Form 10-K, filed with the Commission on April 22, 2002)
4.2	Bylaws of the Registrant (incorporated by reference to Exhibit 3.2 to the Registrant’s Registration Statement on Form S-1, filed with the Commission in August 1994)
4.3	Non-Employee Director Stock Plan (incorporated by reference to Annex A contained in the Registrant’s Definitive Proxy Statement on Schedule 14A, filed with the Commission on January 23, 2004)
5.1	Opinion and Consent of Kilpatrick Stockton LLP*
23.1	Consent of Joseph Decosimo and Company, LLP*
23.2	Consent of Kilpatrick Stockton LLP (included in Exhibit 5)*
24.1	Power of Attorney (see signature page)*
____________________
* Filed herewith.

Item 9.    Undertakings.

(a)	The Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, on this 6th day of May, 2005.

MILLER INDUSTRIES, INC.

By:	/s/ Jeffrey I. Badgley
Jeffrey I. Badgley, President, Co-Chief Executive Officer and Director

Know all men by these presents, that each person whose signature appears below constitutes and appoints Jeffrey I. Badgley as attorney-in-fact, with power of substitution, for him in any and all capacities, to sign any amendments to this Registration Statement, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on the 6th day of May, 2005.

Signature	Title

/s/ William G. Miller William G. Miller	Chairman of the Board of Directors and Co-Chief Executive Officer

/s/ Jeffrey I. Badgley Jeffrey I. Badgley	President, Co-Chief Executive Officer and Director

/s/ J. Vincent Mish J. Vincent Mish	Executive Vice President, Treasurer and Chief Financial Officer (Principal Financial and Accounting Officer)

/s/ A. Russell Chandler, III A. Russell Chandler, III	Director

/s/ Paul E. Drack Paul E. Drack	Director

/s/ Richard H. Roberts Richard H. Roberts	Director